Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-254236 on Form S-3 of Extra Space Storage Inc. of our reports dated February 24, 2023 with respect to the consolidated financial statements and schedule of Life Storage, Inc. and Life Storage LP and the effectiveness of internal control over financial reporting of Life Storage, Inc. and Life Storage LP included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission, incorporated by reference in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Buffalo, New York

June 12, 2023